News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS FOURTH QUARTER 2012 RESULTS

Philadelphia, PA - January 30, 2013. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the fourth quarter and year ended December 31, 2012.

2012 Highlights

Full Year

•	Income per diluted share $3.75; Before Certain Items $2.81

•	Free Cash Flow $345 million

•	3.5 billion units of annualized beverage can capacity added in growth markets

•	Global beverage can unit volume grows 5%

•	7.0 million shares repurchased

Fourth Quarter

•	Income per diluted share $0.20; Before Certain Items $0.51

•	Acquisition of Superior Multi-Packaging completed

•	Acquisition of Vietnamese beverage can and end plant completed

Net sales in the fourth quarter were $2,037 million compared to $2,058 million in the fourth quarter of 2011, primarily due to the pass through of lower material costs.

Fourth quarter gross profit was $281 million compared to $289 million in the 2011 fourth quarter and included an increase of $2 million from foreign currency translation.

Fourth quarter selling and administrative expense was $94 million compared to $97 million in the prior year quarter.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) was $187 million in the fourth quarter compared to $192 million in the fourth quarter of 2011 including an increase of $2 million from foreign currency translation. Segment income was 9.2% of net sales compared to 9.3% in the fourth quarter of 2011.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “While European economic conditions remain challenging, net income per share before certain items and free cash flow performance met or exceeded the prior year.

“We look confidently ahead to 2013 and expect higher free cash flow, increasing productivity and contribution from our 2012 beverage can capacity additions, and the realization of benefits from our recent restructuring actions in Europe to continue to create increasing shareholder value,” Mr. Conway said.

Net interest cost (interest expense less interest income) in the fourth quarter was $54 million compared to $55 million in the fourth quarter of 2011.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

During the fourth quarter of 2012, the Company recorded charges of $38 million ($29 million, net of tax, or $0.20 per diluted share) for restructuring actions primarily in the Company's European division operations. The actions are expected to occur throughout 2013 with a portion of the anticipated benefit accruing to the Company beginning in the second half of 2013.

The Company also recorded a charge of $35 million ($23 million, net of tax, or $0.16 per diluted share) to increase its asbestos litigation reserve. Asbestos related payments totaled $28 million in both 2012 and 2011, and the Company expects 2013 payments to be similar to prior years' levels.

Net income attributable to Crown Holdings in the fourth quarter increased to $29 million, or $0.20 per diluted share, compared to $8 million, or $0.05 per diluted share, in the fourth quarter last year. Before certain items, net income increased to $74 million over the $73 million in the 2011 fourth quarter; and earnings per diluted share attributable to Crown Holdings improved to $0.51 over the $0.48 in the same quarter last year.

A reconciliation from net income and income per diluted share to net income before certain items and income per diluted share before certain items is provided below.

Twelve Month Results
For the full year, net sales were $8,470 million compared to $8,644 million in 2011, reflecting $243 million of unfavorable foreign currency translation and the pass through of lower material costs, partially offset by 5% growth in global beverage can volumes.

Gross profit for 2012 was $1,277 million compared to $1,348 million in 2011 and includes inventory holding gains that did not recur in 2012 and $31 million of unfavorable foreign currency translation.

Selling and administrative expense for 2012 was $382 million compared to $395 million for 2011 reflecting a decrease of $10 million in foreign currency translation.

Segment income in 2012 was $895 million compared to $953 million in 2011. The decrease in 2012 was primarily due to 2011 inventory holding gains not recurring in 2012, $21 million of unfavorable currency translation and reduced profits in the Company's European three-piece steel packaging businesses.

Net interest cost (interest expense less interest income) in 2012 was $219 million compared to $221 million in 2011, and includes a $4 million decrease from foreign currency translation.

Net income attributable to Crown Holdings for 2012 was $557 million, or $3.75 per diluted share, compared to $282 million, or $1.83 per diluted share, in 2011. Before certain items, net income was $417 million compared to $433 million in 2011 and earnings per diluted share before certain items was $2.81 in both 2012 and 2011.

During 2012, the Company repurchased 7.0 million shares of Company common stock including 1.3 million shares repurchased in the open market during the fourth quarter.

Net debt at December 31, 2012 was $3,315 million compared to $3,190 million at December 31, 2011. The increase in net indebtedness includes $106 million related to acquisitions completed during 2012, including $28 million of acquired debt, and $31 million from foreign currency translation.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

During the fourth quarter of 2012, the Company acquired an aluminum beverage can and end production facility in Dong Nai Province, Vietnam and also acquired a controlling interest in Superior Multi-Packaging Ltd. (SMP), a listed company on the Singapore Exchange.  The acquired Dong Nai facility, which has one beverage can and two beverage end lines, is located northeast of Ho Chi Minh City and will be combined with Crown's existing Dong Nai facility, which is adjacent to the acquired site. SMP, with annual sales of approximately $130 million, primarily produces metal and plastic containers for the paint, chemical, petrochemical, marine and edible oil industries at its facilities in Singapore, China and Vietnam. The acquisition of the controlling interest in SMP was made by an indirect 55% owned subsidiary of the Company.

As previously announced in January 2013, the Company issued $1 billion of 4.5% senior unsecured notes due 2023 and initially used the proceeds to repay $500 million of indebtedness under the Company's senior secured term loan facilities and to pay related fees and expenses. On February 2, 2013 the Company expects to complete the previously announced redemption of its outstanding $400 million 7.625% senior secured notes due 2017 and pay associated redemption premiums on those notes. The Company expects to incur a pre-tax charge of approximately $32 million in connection with the redemption premiums and write-off of deferred financing fees.

Non-GAAP Measures
Segment income and free cash flow are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). In addition, the information presented regarding net income before certain items and income before certain items per diluted share does not conform to U.S. GAAP and includes non-GAAP measures. Non-GAAP measures should not be considered in isolation or as a substitute for net income, income per diluted share or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources. Free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that net income before certain items and income before certain items per diluted share can be used to evaluate the Company's operations. Segment income, free cash flow, net income before certain items and income before certain items per diluted share are derived from the Company's Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, free cash flow, net income before certain items and income before certain items per diluted share can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, January 31, 2013 at 9:00 a.m. (EST) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (415) 228-5025 or toll-free (800) 475-0233 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company's web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on February 7. The telephone numbers for the replay are (203) 369-0572 or toll free (866) 403-7100.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company's ability to improve its free cash flow, increase productivity and realize benefits from its recent beverage can capacity additions, generate cost savings and other benefits from restructuring actions, the magnitude of future payments for asbestos litigation and the successful redemption of its outstanding $400 million senior secured notes that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward-Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2011 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President - Finance, (215) 698-5341, or
Edward Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net sales	$2,037	$2,058	$8,470	$8,644
Cost of products sold	1,709	1,725	7,013	7,120
Depreciation and amortization	47	44	180	176
Gross profit (1)	281	289	1,277	1,348
Selling and administrative expense	94	97	382	395
Provision for asbestos	35	28	35	28
Provision for restructuring	38	50	48	77
Asset impairments and sales	(18)	8	(42)	6
Loss from early extinguishment of debt	—	—	—	32
Interest expense	56	58	226	232
Interest income	(2)	(3)	(7)	(11)
Translation and foreign exchange adjustments	3	2	(1)	2
Income before income taxes	75	49	636	587
Provision for income taxes	11	12	(17)	194
Equity earnings	3	2	5	3
Net income	67	39	658	396
Net income attributable to noncontrolling interests	(38)	(31)	(101)	(114)
Net income attributable to Crown Holdings	$29	$8	$557	$282
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.20	$0.05	$3.81	$1.86
Diluted	$0.20	$0.05	$3.75	$1.83

Weighted average common shares outstanding:
Basic	143,035,092	149,799,805	146,066,394	151,705,706
Diluted	145,322,962	152,123,484	148,407,801	154,273,649
Actual common shares outstanding	143,136,473	148,449,293	143,136,473	148,449,293

(1)	A reconciliation from gross profit to segment income is found on the following page.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit less selling and administrative expense. A reconciliation from gross profit to segment income for the three and twelve months ended December 31, 2012 and 2011 follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Gross profit	$281	$289	$1,277	$1,348
Selling and administrative expense	94	97	382	395
Segment income	$187	$192	$895	$953

Segment Information

	Three Months Ended December 31,		Twelve Months Ended December 31,
Net Sales	2012	2011	2012	2011

Americas Beverage	$573	$576	$2,274	$2,273
North America Food	204	213	876	889
European Beverage	368	378	1,653	1,669
European Food	410	445	1,793	1,999
Asia Pacific	259	235	979	861
Total reportable segments	1,814	1,847	7,575	7,691
Non-reportable segments	223	211	895	953
Total net sales	$2,037	$2,058	$8,470	$8,644

Segment Income

Americas Beverage	$82	$85	$311	$302
North America Food	29	31	146	146
European Beverage	43	34	217	210
European Food	29	37	180	239
Asia Pacific	35	35	137	125
Total reportable segments	218	222	991	1,022
Non-reportable segments	14	25	98	139
Corporate and other unallocated items	(45)	(55)	(194)	(208)
Total segment income	$187	$192	$895	$953

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Income Per Diluted Common Share to Net Income before Certain Items and Income Per Diluted Common Share before Certain Items

The following table reconciles reported net income and diluted earnings per share attributable to the Company to net income before certain items and income per diluted common share before certain items, as used elsewhere in this release.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net income attributable to Crown Holdings, as reported	$29	$8	$557	$282
Items, net of tax:
Provision for asbestos	23	18	23	18
Provision for restructuring (1)	29	36	36	62
Asset impairments and sales (2)	(11)	6	(34)	4
Loss from early extinguishment of debt (3)	—	—	—	20
Income taxes (4)	4	5	(165)	47
Net income before the above items	$74	$73	$417	$433

Income per diluted common share as reported	$0.20	$0.05	$3.75	$1.83
Income per diluted common share before the above items	$0.51	$0.48	$2.81	$2.81

Effective tax rate as reported	14.7%	24.5%	(2.7)%	33.0%
Effective tax rate before the above items	21.5%	24.4%	25.0%	25.5%

Net income before certain items, income per diluted common share before certain items and the effective tax rate before certain items are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, income per diluted common share and effective tax rates determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company's ongoing business.

(1)
In the fourth quarter and full year of 2012, the Company recorded restructuring charges of $38 million ($29 million, net of tax, or $0.20 per diluted share) and $48 million ($36 million, net of tax and noncontrolling interest, or $0.24 per diluted share) for various restructuring actions. In the fourth quarter and full year of 2011, the Company recorded restructuring charges of $50 million ($36 million, net of tax, or $0.24 per diluted share) and $77 million ($62 million, net of tax, or $0.40 per diluted share), primarily related to a restructuring of its European division operations and the relocation of its European Division headquarters from France to Switzerland.

(2)
In the fourth quarter and full year of 2012, the Company recorded gains on asset sales of $18 million ($11 million, net of tax and noncontrolling interest, or $0.07 per diluted share) and $42 million ($34 million, net of tax and noncontrolling interest, or $0.23 per diluted share) primarily related to insurance proceeds received for property damage incurred in the 2011 flooding in Thailand and a gain on the acquisition of Superior Multi-Packaging. In the fourth quarter and full year of 2011, the Company recorded net charges of $8 million ($6 million, net of tax, or $0.04 per diluted share) and $6 million ($4 million, net of tax, or $0.03 per diluted share) for asset impairments and sales.

(3)
In the first quarter of 2011, the Company recorded a loss of $30 million ($19 million, net of tax, or $0.12 per diluted share) in connection with the early extinguishment of its $600 million notes due 2015. In the second quarter of 2011, the Company recorded a loss of $2 million ($1 million, net of tax, or $0.01 per diluted share) primarily in connection with the redemption of its notes due September 2011.

(4)
In the third quarter of 2012, the Company recorded net income tax benefits of $169 million ($1.14 per diluted share) primarily related to the recognition of U.S. foreign tax credits. In the fourth quarter of 2012, the Company recorded a tax charge of $4 million ($0.03 per diluted share) related to French tax law changes. In the first and fourth quarters of 2011, the Company recorded aggregate tax charges of $17 million ($0.11 per diluted share) and $5 million ($0.03 per diluted share) in connection with the relocation of its European Division headquarters. In the third quarter of 2011, the Company recorded a tax charge of $25 million ($0.17 per diluted share) in connection with a tax law change in France that limits the amount of tax loss carryforwards a company can use in any year.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

December 31,	2012	2011
Assets
Current assets
Cash and cash equivalents	$350	$342
Receivables, net	1,057	948
Inventories	1,166	1,148
Prepaid expenses and other current assets	177	165
Total current assets	2,750	2,603

Goodwill	1,998	1,952
Property, plant and equipment, net	1,995	1,751
Other non-current assets	747	562
Total	$7,490	$6,868

Liabilities and equity
Current liabilities
Short-term debt	$261	$128
Current maturities of long-term debt	115	67
Accounts payable and accrued liabilities	2,142	2,090
Total current liabilities	2,518	2,285

Long-term debt, excluding current maturities	3,289	3,337
Other non-current liabilities	1,560	1,485

Noncontrolling interests	285	234
Crown Holdings shareholders' deficit	(162)	(473)
Total (deficit)/equity	123	(239)
Total	$7,490	$6,868

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CONSOLIDATED STATEMENTS OF CASH FLOWS (Condensed & Unaudited)
(in millions)

Twelve months ended December 31,	2012	2011

Cash flows from operating activities
Net income	$658	$396
Depreciation and amortization	180	176
Provision for restructuring	48	77
Asset impairments and sales	(42)	6
Pension expense	98	97
Pension contributions	(103)	(404)
Stock-based compensation	18	18
Working capital changes	(98)	(55)
Deferred taxes and other	(138)	68
Net cash provided by operating activities (A)	621	379

Cash flows from investing activities
Capital expenditures	(324)	(401)
Acquisition of businesses, net of cash acquired	(78)	—
Insurance proceeds	48	—
Proceeds from sale of assets	3	26
Other	(11)	3
Net cash used for investing activities	(362)	(372)

Cash flows from financing activities
Net change in debt	72	509
Purchase of noncontrolling interests	(4)	(202)
Common stock repurchased	(257)	(312)
Dividends paid to noncontrolling interests	(79)	(102)
Other, net	14	(22)
Net cash used for financing activities	(254)	(129)

Effect of exchange rate changes on cash and cash equivalents	3	1

Net change in cash and cash equivalents	8	(121)
Cash and cash equivalents at January 1	342	463

Cash and cash equivalents at December 31	$350	$342

(A)	Free cash flow is defined by the Company as adjusted net cash provided by/used for operating activities less capital expenditures. A reconciliation from net cash provided by operating activities to free cash flow for the three and twelve months ended December 31, 2012 and 2011 follows:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011
Net cash provided by operating activities	$738	$513	$621	$379
Pension plan prefunding (1)	—	328	—	328
Premiums paid to retire debt early	—	—	—	27
Adjusted net cash provided by operating activities	738	841	621	734
Capital expenditures	(110)	(128)	(324)	(401)
Insurance proceeds from Thailand flooding	15	—	48	—
Free cash flow	$643	$713	$345	$333

(1)	The Company made contributions of $328 million to prefund its North American defined benefit pension plans in the fourth quarter of 2011.